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                                                                    EXHIBIT 99.0


                 Transaction Aimed at Sharpening Company Focus,
                             Improving Balance Sheet


NORTHFIELD, Minn.--(BUSINESS WIRE)--May 21, 2001--Sheldahl, Inc. (NASDAQ: SHEL) today announced it is actively pursuing opportunities to sell a portion of its technical materials business based in Northfield, Minnesota.

The sale would include the Company's vacuum deposited materials, unidirectional tape and specialty laminates, including Copper/PET and Copper/PEN, used in the electronics industries.

"The sale of this portion of our materials business is consistent with Sheldahl's long-term growth strategy," said Donald Friedman, President and Chief Executive Officer of Sheldahl. "This transaction will improve our balance sheet and sharpen our focus on key strategic business opportunities."

Sheldahl said it is in the process of negotiating a sale of this business on a non-exclusive basis to Morgenthaler Partners and Ampersand Ventures, investors in the Company. The Company has 60 days to solicit additional offers from other interested parties, and has engaged William Blair & Company, LLC of Chicago to conduct a targeted sale process. The Sheldahl Board of Directors has created an independent committee to evaluate offers to ensure that shareholder's interests are preserved during the process. As part of the transaction, Morgenthaler Partners, Ampersand Ventures, and Molex, Inc. have provided a $5 million dollar advance to the Company.

The Company said it would retain the portion of its materials operations consisting of the display products group that manufactures Accentia(TM), a key component in the plastic display and touch panel markets, and Comclad, a line of high frequency, low loss materials for wireless markets and its adhesiveless and Lithium battery products.

About Sheldahl

Sheldahl, Inc. is a leading producer of high-density substrates, high quality flexible printed circuitry, and flexible laminates primarily for sale to the automotive electronics and data communications markets. The Company, which is headquartered in Northfield Minnesota, has operations in Northfield; Longmont, Colorado; Endicott, NY; South Dakota; Toronto, Ontario, Canada; and Chihuahua, Chih., Mexico. Sheldahl's Common Stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the


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Symbol: SHEL. Sheldahl news and information can be found on the World Wide Web at http://www.sheldahl.com.

The discussion above contains statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties as described by Sheldahl's periodic filings. Actual results may differ materially depending on a variety of factors. Information with respect to the risks and uncertainties faced by Sheldahl may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company's filings with the Securities and Exchange Commission including Sheldahl's Annual Report, Form 10-K for the fiscal year ended December 29, 2000, and other SEC filings. Sheldahl does not undertake any obligation to update any such factors or to publicly announce developments or events relating to the matters described herein.